Exhibit 4.01

FIRST UNION NATIONAL BANK
OF FLORIDA
200 South Biscayne Boulevard
Miami, Florida 33131

[LOGO:  FIRST UNION]


         ON APRIL 1, 2002 FIRST UNION NATIONAL BANK CHANGED ITS NAME TO
                      WACHOVIA BANK, NATIONAL ASSOCIATION.


October 11, 2002
----------------

Michael Steiner
Dryclean USA, Inc.
290 N.E. 68th Street
Miami, FL 33138

RE: Promissory Note from Dryclean USA, Inc. ("Borrower") to Wachovia Bank, National Association ("Wachovia") in the original principal amount of $2,250,000.00 dated November 2, 1998 including any amendments (the "Note")
     -------------

Dear Mr. Steiner:

Wachovia is pleased to extend its obligation to advance funds under the Note until October 30, 2003. All other terms, conditions and provisions of the Note and Loan Documents (as defined in the Note) remain unchanged and in full force and effect.

Thank you for allowing Wachovia to be of service. Please feel free to call me if you have any questions about this extension.

                                         Wachovia Bank, National Association


                                         /s/ Steve Leth
                                         -----------------------------------
                                         By: Steve Leth
                                         Title: Vice President